UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                         Date of report: March 30, 2004

                 Date of earliest event reported: March 30, 2004


                                    DPL Inc.
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             (Exact name of registrant as specified in its charter)



           Ohio                          1-9052                   31-1163136
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(State or other jurisdiction     (Commission File Number)     (I.R.S. Employer
     of incorporation)                                       Identification No.)



  1065 Woodman Drive, Dayton, Ohio                             45432
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(Address of principal executive offices)                     (Zip Code)


              Registrant's telephone number, including area code:
                                 (937) 224-6000



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         (Former name or former address, if changed since last report)


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Item 5.           Other Events.

DPL Inc. (NYSE-DPL) said that the Audit Committee of the Company's Board of Directors is expected to complete its review of the previously disclosed matters recently raised by a company employee as soon as practicable.

As such, the Company will not timely file its annual report on Form 10-K for the year ending December 31, 2003. As previously reported, DPL expects that its 2003 financial statements will not differ materially from the Company's announced unaudited 2003 results.

DPL said that the delay in obtaining certified financial statements constitutes an event of default under its term loan and revolving credit facilities. However, the Company has obtained waivers from its lenders. No amounts are outstanding under such facilities and no amounts may be drawn prior to the filing of certified financials. The failure to deliver certified financial statements results in non compliance under the Company's other debt agreements but does not result in an immediate event of default.

DPL said it has the liquidity and resources to meet its near term financial needs, including the redemption of its Senior Notes 6.82% Series due April 6, 2004. DPL has cash of approximately $590 million, which includes the $175 million obtained through a private placement of senior notes on March 25, 2004.


A copy of the press release is attached hereto as Exhibit 99.1.

Item 7(c).        Exhibits.

99.1              Press release of DPL Inc., dated March 30, 2004.

                                    Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    DPL Inc.

Date:  March 30, 2004


                                           /s/ Caroline E. Muhlenkamp
                                    -----------------------------------------
                                    Name:  Caroline E. Muhlenkamp
                                    Title: Group Vice President and Interim
                                           Chief Financial Officer



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                                  EXHIBIT INDEX


99.1              Press release of DPL Inc., dated March 30, 2004.